Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2018 RESULTS

MIDLAND, Texas, August 2, 2018/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2018.

For the quarter ended June 30, 2018, the Company reported revenues of $36,158,000, an increase of approximately 14% compared to $31,640,000 for the quarter ended June 30, 2017.  For the second quarter of 2018, the Company reported a net loss of $5,711,000 or $0.25 loss per common share compared to a net loss of $14,928,000 or $0.66 loss per common share for the second quarter of 2017. The Company reported EBITDA of $1,564,000 for the quarter ended June 30, 2018 compared to negative EBITDA of $5,521,000 for the quarter ended June 30, 2017.

For the six months ended June 30, 2018, the Company reported revenues of $86,038,000, an increase of approximately 16% compared to $74,006,000 for the six months ended June 30, 2017. For the first half of 2018, the Company reported a net loss of $7,420,000 or $0.32 loss per common share compared to a net loss of $24,080,000 or $1.06 loss per common share for the first half of 2017. The Company reported EBITDA of $8,553,000 for the six months ended June 30, 2018 compared to negative EBITDA of $7,378,000 for the six months ended June 30, 2017.  Effective January 1, 2018, the Company adopted the requirements of Accounting Standards Update  No. 2014-09, Revenue from Contracts with Customers “Topic 606”, and all amounts set forth in this earnings release for periods prior to January 1, 2018 have been adjusted to comply with the new standard. All comparative financial statement presentation has been retroactively adjusted for the 5% stock dividend declared and paid in the second quarter of 2018.

During the second quarter of 2018, the Company operated four to seven crews in the United States (“U.S.”) and the equivalent of one crew in Canada for approximately half of the quarter. The Company is currently operating five crews in the U.S. and no crews in Canada. Based on currently available information, the Company anticipates operating up to five crews in the U.S. during the third quarter and up to five crews on a combined basis in the U.S. and Canada during the fourth quarter of 2018. Early indications are leading to an improved outlook for the upcoming October to April winter season in Canada.

Stephen C. Jumper, President and Chief Executive Officer, said, “Increased crew productivity and utilization continued to drive improved financial results as we generated a fourteen percent increase in revenue and over $7,000,000 improvement in EBITDA for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017, and  a sixteen percent increase in revenue and nearly $16,000,000 improvement in EBITDA for the six months ended June 30, 2018 compared to the six months ended June 30, 2017.  At the same time, we maintained our focus on activities designed to reduce costs and generate increased efficiencies. While our second quarter and trailing twelve months’ financial results represent a strong improvement from comparable prior periods, bid activity and crew utilization slowed significantly during the second quarter of 2018.  As we enter into the second month of the third quarter, we are experiencing a gradual improvement in bid activity, primarily outside of the Permian and Delaware Basins.”

Jumper continued, “As we experienced during the second half of 2017, the majority of our projects continue to be driven by multi-client data library companies, a model we do not actively participate in but we do act as a contractor for several of the largest providers. While our experience, highly qualified personnel and robust equipment inventory favorably position us for these projects, the competition between various multi-client providers continues to remain strong and affects project timing as seismic programs are put together with multiple participants, a situation which is beyond our control.  During the second quarter, Permian and Delaware activity declined slightly as we are nearing completion of several projects in this highly concentrated area of activity.  Project visibility remains constrained due to the uncertain sustainability of the recent rise in oil prices and overall activity, particularly in the Permian and Delaware basins.”

The Company’s Board of Directors has approved a 2018 capital budget in the amount of $10 million. Capital expenditures for the second quarter were $1,133,000 and total $5,568,000 for the first six months 2018, primarily for replacement vehicles and seismic data acquisition equipment. The Company’s balance sheet remains strong with $44,338,000 of cash and short term investments and $60,827,000 of working capital as of June 30, 2018. The Company has notes payable and capital lease obligations totaling $6,701,000 as of June 30, 2018.

Jumper concluded, “It is our belief that seismic data acquisition activity will increase in producing basins outside of the Permian and Delaware basins, the primary areas of activity in the U.S., if commodity prices continue to improve and those basins become more economic, but that activity has yet to materialize in a meaningful way. We remain committed to maintaining a strong balance sheet and positioning ourselves as the leader of onshore seismic data acquisition services in North America. Management has a guarded outlook for the remainder of 2018, but is encouraged by the recent increase in bid activity for 2019. In conclusion, we continue to be well positioned to meet the needs of our shareholders and clients as we deliver the best in class high resolution subsurface images that enable our clients to reduce costs and improve their operating efficiencies.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its second quarter 2018 financial results on August 2, 2018 at 9 a.m. CT. Participants can access the call at 1-888-394-8218 (US) and 1-323-701-0225 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through September 2, 2018 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 2273078. The webcast will be recorded and available for replay on Dawson’s website until September 2, 2018.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental U.S. and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth  in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 9, 2018. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Operating revenues	$36,158	$31,640	$86,038	$74,006
Operating costs:
Operating expenses	31,215	32,798	69,974	72,772
General and administrative	3,842	4,496	7,925	8,851
Depreciation and amortization	7,392	9,850	16,070	20,026
	42,449	47,144	93,969	101,649

Loss from operations	(6,291)	(15,504)	(7,931)	(27,643)

Other income (expense):
Interest income	73	63	110	143
Interest expense	(82)	(14)	(170)	(36)
Other income	463	133	414	239
Loss before income tax	(5,837)	(15,322)	(7,577)	(27,297)

Income tax benefit	126	394	157	3,217

Net loss	(5,711)	(14,928)	(7,420)	(24,080)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	(220)	258	(549)	355

Comprehensive loss	$(5,931)	$(14,670)	$(7,969)	$(23,725)

Basic loss per share of common stock	$(0.25)	$(0.66)	$(0.32)	$(1.06)

Diluted loss per share of common stock	$(0.25)	$(0.66)	$(0.32)	$(1.06)

Weighted average equivalent common shares outstanding	22,897,686	22,766,894	22,888,746	22,754,772

Weighted average equivalent common shares outstanding - assuming dilution	22,897,686	22,766,894	22,888,746	22,754,772

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and amounts in thousands, except share data)

	June 30,	December 31,
	2018	2017
		(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$26,755	$22,013
Short-term investments	17,583	16,583
Accounts receivable, net	27,895	33,156
Current maturities of notes receivable	63	695
Prepaid expenses and other current assets	11,816	7,340
Total current assets	84,112	79,787

Property and equipment, net	75,469	86,573
Notes receivable, net of current maturities	1,473	841
Intangibles, net	433	494
Long-term deferred tax assets, net	224	224

Total assets	$161,711	$167,919

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,629	$5,933
Accrued liabilities:
Payroll costs and other taxes	1,109	1,151
Other	4,479	4,314
Deferred revenue	7,103	6,314
Current maturities of notes payable and obligations under capital leases	2,965	2,712
Total current liabilities	23,285	20,424

Long-term liabilities:
Notes payable and obligations under capital leases, net of current maturities	3,736	5,153
Deferred tax liabilities, net	666	874
Other accrued liabilities	150	150
Total long-term liabilities	4,552	6,177

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 22,964,444 and 22,926,805 shares issued, and 22,915,999 and 22,878,360 shares outstanding at June 30, 2018 and December 31, 2017, respectively	229	229
Additional paid-in capital	152,548	151,881
Retained deficit	(17,531)	(10,012)
Treasury stock, at cost; 48,445 shares at June 30, 2018 and December 31, 2017	—	—
Accumulated other comprehensive loss, net	(1,372)	(780)
Total stockholders’ equity	133,874	141,318

Total liabilities and stockholders’ equity	$161,711	$167,919

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Net loss	$(5,711)	$(14,928)	$(7,420)	$(24,080)
Depreciation and amortization	7,392	9,850	16,070	20,026
Interest expense (income), net	9	(49)	60	(107)
Income tax benefit	(126)	(394)	(157)	(3,217)
EBITDA	$1,564	$(5,521)	$8,553	$(7,378)

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Net cash provided by (used in) operating activities	$12,084	$4,873	$12,838	$(1,876)
Changes in working capital and other items	(10,190)	(10,193)	(3,720)	(5,043)
Noncash adjustments to net loss	(330)	(201)	(565)	(459)
EBITDA	$1,564	$(5,521)	$8,553	$(7,378)